Exhibit 99.1
For Immediate Release

AMERICA’S CAR-MART REPORTS FOURTH QUARTER EARNINGS OF $0.38 PER SHARE
AND FY 2006 EARNINGS OF $1.39

COMPANY ISSUES EPS GUIDANCE FOR FISCAL 2007

Bentonville, Arkansas (July 6, 2006) - America’s Car-Mart, Inc. (NASDAQ NMS: CRMT) today announced its operating results for the fourth fiscal quarter and year ended April 30, 2006.

Highlights of fourth quarter operating results:

❑	Revenue growth of 13% over the prior year quarter.
❑	Income increase of 5.4% from the prior year quarter.
❑	Diluted EPS increase of 5.6% from the prior year quarter.
❑	Retail unit sales growth of 6.9% over the prior year quarter.
❑	Same store revenue growth of 8.3%
❑	Increase in Finance Receivables during the quarter of 5.3%

For the three months ended April 30, 2006, revenues increased 13% to $62.5 million, compared with $55.2 million in the same period of the prior fiscal year. Income for the quarter increased 5.4% to $4.6 million, or $0.38 per diluted share, versus $4.3 million, or $0.36 per diluted share, in the same period last year. Retail unit sales increased 6.9% to 7,096 vehicles in the current quarter, compared to 6,638 vehicles in the same period last year. Same store revenue growth was 8.3% in the fourth quarter, compared to 12.6% in the same period last year. Finance Receivables grew by $9.3 million, or 5.3%.

Highlights of fiscal year 2006 operating results:

❑	Revenue growth of 14.4% over the prior year.
❑	Income decrease of 7.1% from the prior year.
❑	Diluted EPS decrease of 6.7% from the prior year.
❑	Retail unit sales growth of 7.9% over the prior year.
❑	Same store revenue growth of 9.8%
❑	Increase in Finance Receivables during the year of 21.6%

For the year ended April 30, 2006, revenues increased 14.4% to $234.2 million, compared with $204.8 for the prior fiscal year. Income decreased 7.1% to $16.7 million, or $1.39 per diluted share, versus $18.0 million, or $1.49 per diluted share, for the prior fiscal year. Retail unit sales increased 7.9% to 27,415 vehicles in FY 2006, compared to 25,399 vehicles in FY 2005. Same store revenue growth was 9.8% for FY 2006, compared to 11.8% for FY 2005. Finance Receivables grew by $32.9 million, or 21.6%, with a year-end balance of $185.2 million.

“We are pleased with our annual revenue growth of 14.4% as well as our same store revenue growth of 9.8%. We are also pleased with our 4th quarter credit losses which came in at 19.6% vs. 20.4% in the 4th quarter of 2005. The net charge-offs for the 3rd and 4th quarters, as a percentage of beginning of quarter accounts receivable, were lower than each of the previous 13 quarters,” commented T. J. (“Skip”) Falgout, III, Chairman and Chief Executive Officer of America’s Car Mart. “However, our gross profit percentage decreased by 2.0% for the year, most of which can be attributed to an increase in the cost of vehicles, as well as higher expenses associated with preparing vehicles for sale. We are beginning to see some improvement in this area by modifying our purchasing to capitalize on our size and multi-regional presence to acquire adequate inventory at reasonable prices while, at the same time, instituting additional controls and oversight to reduce vehicle repair and reconditioning expenses.”

“We expect our unit sales to grow at a faster rate than last year, which was just under 8%, as we continue to see positive results from our recent dealership expansion projects and new store growth,” said William H. (“Hank”) Henderson, President of America’s Car Mart. “Our newly opened lots, including our two acquisitions, in Lexington, Kentucky and in Tuscaloosa, Alabama, are coming along nicely. We have already opened three new lots since May 1, and six more are in process.”

Fiscal 2007 Earnings Guidance

The Company anticipates that its revenues will grow from 10% to 14% in fiscal 2007, which reflects the planned addition of twelve new stores and revenue growth at existing stores. The Company presently expects diluted earnings per share to be in the range of $1.56 to $1.63, representing an increase of 12% to 17% for the year ended April 30, 2007.

Conference Call

Management will be holding a conference call on Thursday, July 6, 2006 at 11:00 a.m. Eastern time to discuss fourth quarter results. To participate, please dial 800-309-9490 (international callers dial 706-634-0104). Callers should dial in approximately 10 minutes before the call begins.

A conference call replay will be available two hours following the call, through midnight July 13, 2006 and can be accessed by calling: (800) 642-1687 (U.S. Callers) or (706) 645-9291 (International Callers) Conference ID 1585117. The conference call will also be Webcast on CCBN. Investors can reach CCBN by going to the Investors Relations section of the Company’s web site, www.car-mart.com.

About America's Car-Mart

America’s Car-Mart operates 88 automotive dealerships in nine states and is the largest publicly held automotive retailer in the United States focused exclusively on the “Buy Here/Pay Here” segment of the used car market. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information on America’s Car-Mart, please visit our website at www.car-mart.com.

Included herein are forward-looking statements, including statements with respect to projected earnings per share amounts and store openings. Such forward-looking statements are based upon management’s current knowledge and assumptions. There are many factors that affect management's view about future earnings and store openings. These factors involve risks and uncertainties that could cause actual results to differ materially from management's present view. These factors include, without limitation, assumptions relating to unit sales, average selling prices, credit losses, gross margins, operating expenses, collection results, available real estate and economic conditions, and other risk factors described under “Forward-Looking Statements” of Item 1 of Part I of the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2005 and its current and quarterly reports filed with or furnished to the Securities and Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake any obligation to update forward-looking statements.
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Contacts:	T. J. (“Skip”) Falgout, III, CEO, at (972) 717-3423 or Jeffrey A. Williams, CFO, at (479) 464-9944 or J. Todd Atenhan, Investor Relations at (888) 917-5109

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands, except per share data)

			% Change	As a % of Sales
	Three Months Ended		2006	Three Months Ended
	April 30,		vs.	April 30,
	2006	2005	2005	2006	2005
Operating Data:
Retail units sold	7,096	6,638	6.9%
Average number of stores in operation	84.7	76.0	11.4%
Average retail units sold per store	84	87	(3.4)%
Average retail sales price	$7,701	$7,400	4.1%
Same store revenue growth	8.3%	12.6%

Period End Data:
Stores open	85	76	11.8%
Accounts over 30 days past due	3.7%	3.0%
Finance Receivables, gross	$185,243	$152,350	21.6%

Operating Statement:
Revenues:
Sales	$57,105	$51,239	11.4%	100.0%	100.0%
Interest income	5,346	4,005	33.5%	9.4	7.8
Total	62,451	55,244	13.0%	109.4	107.8

Costs and expenses:
Cost of sales	32,422	27,945	16.0%	56.8	54.5
Selling, general and administrative	10,567	9,534	10.8%	18.5	18.6
Provision for credit losses	11,214	10,438	7.4%	19.6	20.4
Interest expense	723	367	97.0%	1.3	0.7
Depreciation and amortization	279	118	136.4%	0.5	0.2
Total	55,205	48,402	14.1%	96.7	94.5

Income before taxes	7,246	6,842	5.9%	12.7	13.4

Provision for income taxes	2,693	2,523	6.7%	4.7	4.9

Net income	$4,553	$4,319	5.4%	8.0	8.4

Earnings per share:
Basic	$0.38	$0.37
Diluted	$0.38	$0.36

Weighted average number of shares outstanding:
Basic	11,846,063	11,822,525
Diluted	11,991,375	12,048,278

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands, except per share data)

			% Change	As a % of Sales
	Year Ended		2006	Year Ended
	April 30,		vs.	April 30,
	2006	2005	2005	2006	2005

Operating Data:
Retail units sold	27,415	25,399	7.9%
Average number of stores in operation	81.5	74.5	9.4%
Average retail units sold per store	336	341	(1.5)%
Average retail sales price	$7,494	$7,163	4.6%
Same store revenue growth	9.8%	11.8%

Period End Data:
Stores open	85	76	11.8%
Accounts over 30 days past due	3.7%	3.0%
Finance Receivables, gross	$185,243	$152,350	21.6%

Operating Statement:
Revenues:
Sales	$214,482	$189,343	13.3%	100.0%	100.0
Interest income	19,725	15,445	27.7%	9.2	8.2
Total	234,207	204,788	14.4%	109.2	108.2

Costs and expenses:
Cost of sales	119,433	101,770	17.4%	55.7	53.7
Selling, general and administrative	39,261	34,789	12.9%	18.3	18.4
Provision for credit losses	45,810	38,094	20.3%	21.4	20.1
Interest expense	2,458	1,226	100.5%	1.1	0.6
Depreciation and amortization	724	425	70.4%	0.3	0.2
Total	207,686	176,304	17.8%	96.8	93.1

Income before taxes	26,521	28,484	(6.9)%	12.4	15.0

Provision for income taxes	9,816	10,508	(6.6)%	4.6	5.6

Net Income	$16,705	$17,976	(7.1)%	7.8	9.5

Earnings per share:
Basic	$1.41	$1.53
Diluted	$1.39	$1.49

Weighted average number of shares outstanding:
Basic	11,852,804	11,737,398
Diluted	12,018,541	12,026,745

America's Car-Mart, Inc.
Consolidated Balance Sheet and Other Data

	April 30,		April 30,
	2006		2005

Cash and cash equivalents	$254,824		$459,177
Finance receivables, net	$149,379,024		$123,098,966
Total assets	$177,613,203		$143,668,258
Revolving credit facility	$43,588,443		$29,145,090
Stockholders' equity	$119,251,431		$103,265,381
Shares outstanding	11,848,024		11,843,738

Finance receivables:
Principal balance	$185,243,207		$152,350,210
Allowance for credit losses	(35,864,183)		(29,251,244)

Finance receivables, net	$149,379,024		$123,098,966

Allowance as % of principal balance	19.36%	(a)	19.20%

(a) Represents the weighted average for Finance Receivables generated by the Company (at 19.2%) and Finance Receivables purchased from Dan's Auto Sales in Lexington, KY.

Changes in allowance for credit losses:

	Year Ended
	April 30,
	2006	2005
Balance at beginning of year	$29,251,244	$25,035,967
Provision for credit losses	45,810,496	38,093,729
Charge-offs, net of collateral recovered	(39,724,293)	(33,878,452)
Allowance related to purchased accounts	526,736	-

Balance at end of year	$35,864,183	$29,251,244